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                                                                    EXHIBIT 9(b)



                          OPERATING SERVICES AGREEMENT

        AGREEMENT made as of this ____ day of August, 1997, by and between AIM Advisor Funds, Inc., a Maryland corporation, (the "Fund"), and A I M Advisors, Inc., a Delaware corporation (hereinafter referred to as "AIM").

        WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a diversified, open-end management investment company and is divided into seven series (the "Shares"), and which may be divided into additional series, each representing an interest in a separate portfolio of investments (such series as are presently structured being designated as the AIM Advisor Large Cap Value Fund, AIM Advisor Income Fund, AIM Advisor Flex Fund, AIM Advisor MultiFlex Fund, AIM Advisor Real Estate Fund, AIM Advisor International Value Fund, and AIM Advisor Cash Management Fund, hereinafter referred to as the "Series"); and

        WHEREAS, AIM is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting, and recordkeeping services to certain investment companies, including the Fund; and

        WHEREAS, the Fund desires to retain AIM, or companies retained by AIM at its expense, to render certain operational services which are necessary for the day-to-day operations of the Fund's Series (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

        WHEREAS, AIM desires to be retained to perform directly, or to retain companies at its expense to perform, such services on said terms and conditions;

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and AIM agree as follows:

         1. The Fund hereby retains AIM to provide, or, upon receipt of written approval of the Fund arrange for other companies, including affiliates of AIM, to provide to the Series: (a) such accounting services and functions, including costs and expenses of any independent public accountants, as are reasonable necessary for the operation of the Series; (b) such legal services and functions, including costs and expenses of any outside legal counsel that may be retained to perform non-litigation-related legal services for the Fund or the Directors of the Fund, as are reasonably necessary for the operation of the Series; (c) such dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Fund accounts) as are reasonably necessary for the operation of the Series; (d) such custodian and depository services and functions as are reasonably necessary for the operation of the Series; (e) such independent pricing services as are reasonably necessary for the operation of the Series;
                 (f) such shareholder reports (including dividend notices, statements of additional information and prospectuses sent to existing shareholders) and reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the
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                 distribution of the shares of the Series describing the
                 operations of the Series as are reasonably necessary for the operation of the Series; (g) such sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by AIM under the Investment Advisory Agreement between the Fund and AIM dated August 2, 1997 (the "Investment Advisory Agreement"), including maintenance of shareholder records and shareholder information concerning the status of their Fund accounts by investment advisers, broker-dealers, financial institutions, and other organizations on behalf of AIM, as are reasonably necessary for the operation of the Series; and (h) such administrative services and functions (other than those administrative responsibilities specifically assumed by AIM under the Investment Advisory Agreement), including the fees and expenses involved in maintaining the registration and qualification of the Fund and of its Series' shares under laws administered by the Securities and Exchange Commission, the various states, or under other applicable regulatory requirements, the costs of printing and distributing notices of shareholders' meetings, proxy statements, and other communications to the Fund's shareholders, as well as all expenses of shareholders' meetings and Directors' meetings, all costs, fees or other expenses arising in connection with the organization of new Series, including initial registration and qualification of the new Series under the Act and under the Securities Act of 1933, as amended, the initial determination of the new Series' tax status and any rulings obtained for this purpose, the initial registration and qualification of the new Series' securities under the laws of any state and the approval of the new Series' operations by any other federal or state authority, insurance premiums, the costs of designing, printing, and issuing certificates representing shares of the Fund's Series, premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder), and association and institute dues, as are reasonably necessary for the operation of the Series. All books and records prepared and maintained by AIM for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, AIM shall surrender to the Fund such of the books and records so requested.

         2. AIM shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of AIM and persons employed or otherwise retained by AIM to provide or assist in providing Services to the Series.

         3. AIM shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, telephone and other communication lines and supplies) and such clerical help and personnel and other services as shall be necessary to provide the Services to the Series.
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         4.      The Fund will, from time to time, furnish or otherwise make available to AIM such information relating to the business and affairs of the Series as AIM may reasonably require in order to discharge its duties and obligations hereunder.

         5. For the services rendered, facilities furnished, and expenses assumed by AIM under this Agreement, the Fund shall pay to AIM a fee computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this fee, the most recently determined net asset value of each Series, as determined by a valuation made in accordance with the Fund's procedure for calculating Series net asset value as described in the Fund's Prospectus and/or Statement of Additional Information, shall be used. The fee to AIM under this Agreement shall be computed at the annual rate of 0.45% of each Series' daily net assets as so determined. During any period when the determination of a Series' net asset value is suspended by the directors of the Fund, the net asset value of a share of that Series as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

         6. AIM will permit representatives of the Fund including the Fund's independent auditors to have reasonable access to the personnel and records of AIM in order to enable such representatives to monitor the quality of services being provided and the level of fees due AIM pursuant to this Agreement. In addition, AIM shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

         7. This Agreement shall continue in effect from year to year provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty (30) days' written notice to AIM; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the board of directors of the Fund approves such assignment; and (c) AIM may terminate this Agreement without payment of penalty on sixty (60) days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

         8. This Agreement shall be construed in accordance with the laws of the State of Texas and the applicable provisions of the Act. To the extent the applicable law of the State of Texas or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.
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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.


                                        AIM ADVISOR FUNDS, INC.


ATTEST:                                 By:
        -------------------------           -------------------------
           Assistant Secretary                     President



                                        A I M ADVISORS, INC.


ATTEST:                                 By:
        -------------------------           -------------------------
           Assistant Secretary                     President